EXHIBIT 21

                       ROUNDY'S, INC.
                        Subsidiaries

Roundy's, Inc. has twelve wholly-owned first-tier subsidiaries, each a Wisconsin corporation (except as otherwise noted) doing business under their corporate names. These subsidiaries are:

Badger Assurance, Ltd.(1)             Kee Wholesale, Inc.
CD of Wisconsin, Inc.                 Midland Grocery of Michigan, Inc.(6)
Holt Public Storage, Inc.             Old Time, Inc.
I.T.A., Inc.                          Ropak, Inc.
Jondex Corp.                          Scot Lad Foods, Inc.
Kee Trans, Inc.                       WFC Foods, Inc.(2)

Five Wisconsin corporations doing business under their corporate names are wholly-owned subsidiaries of Ropak, Inc. These corporations are:

Insurance Planners, Inc.              Shop-Rite, Inc.
Pick 'n Save Warehouse Foods, Inc.    Villard Avenue Shop-Rite, Inc.
Sheboygan Land Corporation

Four corporations doing business under their corporate names are wholly-owned subsidiaries of Scot Lad Foods, Inc. These corporations are:

Bonnie Baking Co., Inc.(3)            Cardinal Foods, Inc.(5)
Spring Lake Merchandise, Inc.(4)      Scot Lad-Lima, Inc.(4)

Three corporations doing business under their corporate names are wholly-owned subsidiaries of Cardinal Foods, Inc. These corporations are:

Columbus Leasing Group, Inc.(4)       Wilson's Cardinal Supermarket, Inc.(4)
Englewood Cardinal Supermarket,
  Inc.(4)

One corporation doing business under its corporate name is a subsidiary of Shop-Rite, Inc. and is partially owned by Cardinal Foods, Inc. The corporation is:

The Midland Grocery Company(4)


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(1) A Bermuda corporation.            (4) A Ohio corporation.
(2) An Illinois corporation.          (5) A Delaware corporation.
(3) An Indiana corporation.           (6) A Michigan corporation.